UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)   November 16, 2007

Nephros, Inc.
(Exact Name of Registrant as Specified in Charter)

Commission File Number:  001-32288

Delaware	13-3971809
(State or other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

3960 Broadway, New York, New York 10032
(Address of Principal Executive Offices)
(Zip Code)

(212) 781-5113
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 16, 2007, the Board of Directors of Nephros, Inc. (the “Company”) appointed James S. Scibetta to serve as an independent director of the Company, filling a vacancy on the Board. There was no arrangement or understanding pursuant to which Mr. Scibetta was elected as a director.  The Company was not and is not a party to any transaction during the last two years or any proposed transactions in which Mr. Scibetta had or is to have a direct or indirect material interest.

Mr. Scibetta was most recently Chief Financial Officer of Bioenvision, Inc. from December 2006 until its acquisition by Genzyme, Inc. (Nasdaq: GENZ) in October 2007.  From September 2001 to November 2006, Mr. Scibetta was Executive Vice President and CFO of Merrimack Pharmaceuticals, Inc., a biopharmaceutical company focused on discovery and development of novel therapies for autoimmune disease and cancer, and he was a member of the Board of Directors of Merrimack from April 1998 to March 2004.  Mr. Scibetta formerly served as a senior investment banker at Shattuck Hammond Partners, LLC from 1997 to 2001 and PaineWebber Inc. from 1988 to 1997, providing capital acquisition, mergers and acquisitions, and strategic advisory services to healthcare companies.  Mr. Scibetta is currently a member of the Board of Directors and Audit Committee Chairman of Labopharm, Inc. (Nasdaq:DDSS, TSX:DDS), an international specialty pharmaceutical company focused on improving existing drugs by incorporating its proprietary, advanced controlled-release technologies.  Mr. Scibetta holds a B.S. in Physics from Wake Forest University, and an M.B.A. in Finance from the University of Michigan. He completed executive education studies in the Harvard Business School Leadership & Strategy in Pharmaceuticals and Biotechnology program.

Additionally, on November 16, 2007, the Board formulated its committees.  Mr. Scibetta has been appointed to serve as Chairperson on both the Board’s Audit Committee and the Board’s Nominating and Corporate Governance Committee, and he will also serve as a member of the Board’s Compensation Committee.  Lawrence Centella will continue to serve on the Board’s Audit Committee and as Chairperson of the Board’s Compensation Committee.  Eric A. Rose, M.D. has been appointed to serve on the Board’s Nominating and Corporate Governance Committee.

In connection with his service as a director, Mr. Scibetta will receive the Company’s standard non-employee director cash and equity compensation, which was recently revised by the Board.  Mr. Scibetta will receive a $10,000 annual retainer for non-employee directors, including a pro rata portion of the $10,000 annual retainer for his service through December 31, 2007.  Mr. Scibetta will also receive $1,200 per meeting for each quarterly Board meeting.  As the Chairperson of the Audit Committee, Mr. Scibetta will receive an annual retainer of $5,000 as well as $500 per committee meeting for up to eight Audit Committee meetings per year.  Mr. Scibetta will receive an initial non-employee director stock option grant to purchase 20,000 shares of the Company’s common stock in respect of his first year of service at an exercise price per share equal to the fair market value price per share of our common stock on the date of grant.  Mr. Scibetta will also receive, at the Board meeting that will take place immediately following the Company’s annual meeting of stockholders, non-employee director stock options to purchase 10,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value price per share of the Company’s common stock on the grant date for each year of service as a member of the Board after the first year of such service. Such non-employee director options vest in three equal installments on each of the date of grant and the first and second anniversaries thereof and will have a term of ten years, subject to earlier termination following Mr. Scibetta’s cessation of Board service.

Item 8.01  Other Events.

On November 20, 2007, the Company issued a press release announcing the appointment of Mr. Scibetta as a director of the Company.  The full text of this press release is attached hereto as Exhibit 99.1.

On November 20, 2007, the Company issued a press release announcing that the Company has received approval from the Theraputic Products Directorate of Health Canada to market its OLpur(TM) MD hemodiafilter series in Canada. The full text of this press release is attached hereto as Exhibit 99.2.

The information in this Item 8.01 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liability of that Section.

Item 9.01.  Financial Statements and Exhibits.

    (d)      Exhibits

    99.1    Press Release issued by Nephros, Inc. dated November 20, 2007.

    99.2    Press Release issued by Nephros, Inc. dated November 20, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 20, 2007

                                                                                                      NEPHROS, INC.

                                                                                                  By: /s/ Mark W. Lerner
                                    Mark W. Lerner Chief
                                                             Financial Officer
                                     (Principal Financial and Accounting Officer)